EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                     among

                       ESTERLINE TECHNOLOGIES CORPORATION

                            KIRKHILL RUBBER COMPANY

                                      AND

                     KIRKHILL RUBBER COMPANY EMPLOYEE STOCK
                           OWNERSHIP AND SAVINGS PLAN



                          Dated as of August 10, 1998

                                    CONTENTS

ARTICLE I - DEFINITIONS                                                       1

ARTICLE II - PURCHASE AND SALE OF SHARES                                      4
      2.1      Purchase and Sale of Shares                                    4
      2.2      Consideration for Common Stock                                 4
               2.2.1    Payment for Common Stock                              4
               2.2.2    Closing Adjustment                                    4
      2.3      Closing                                                        5

ARTICLE III - REPRESENTATIONS AND WARRANTIES  OF KIRKHILL                     6
      3.1      Organization                                                   6
      3.2      Enforceability                                                 6
      3.3      Capitalization                                                 7
      3.4      Subsidiaries and Affiliates                                    7
      3.5      No Approvals or Notices Required; No Conflicts With
                Instruments                                                   7
      3.6      Financial Statements                                           8
      3.7      Absence of Certain Changes or Events                           9
      3.8      Taxes                                                         12
      3.9      Property                                                      13
      3.10     Contracts                                                     14
      3.11     Customers and Suppliers                                       15
      3.12     Orders, Commitments and Returns                               15
      3.13     Claims and Legal Proceedings                                  15
      3.14     Labor Matters                                                 16
      3.15     Employee Benefit Plans                                        16
      3.16     Patents, Trademarks, etc.                                     21
      3.17     Accounts Receivable                                           21
      3.18     Inventory                                                     21
      3.19     Corporate Books and Records                                   22
      3.20     Licenses, Permits, Authorizations, etc.                       22
      3.21     Compliance With Laws                                          22
      3.22     Insurance                                                     24
      3.23     Brokers, Finders or Financial Advisors                        25
      3.24     Government Contracts                                          25
      3.25     Absence of Questionable Payments                              26

      3.26     Personnel                                                     26
      3.27     Bank Accounts                                                 26
      3.28     Previous Conduct of Business; Insider Interests               27
      3.29     Full Disclosure                                               27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE ESOP                      28
      4.1      Good Title                                                    28
      4.2      Enforceability                                                28
      4.3      No Approvals or Notices Required; No Conflicts With
                Instruments                                                  29
      4.4      Employee Benefit Plans                                        29
      4.5      Insider Interests                                             31
      4.6      Full Disclosure                                               31

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF ESTERLINE                      31
      5.1      Organization                                                  31
      5.2      Enforceability                                                32
      5.3      No Approvals or Notices Required; No Conflicts With
                Instruments                                                  32
      5.4      Legal Proceedings                                             32
      5.5      Brokers or Finders                                            32
      5.6      Full Disclosure                                               33

ARTICLE  VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF ESTERLINE               33
      6.1      Accuracy of Representations and Warranties                    33
      6.2      Performance of Agreements                                     33
      6.3      Opinion of Counsel for Kirkhill                               33
      6.4      Opinion of Counsel for the ESOP                               34
      6.5      ESOP-Related Conditions                                       34
      6.6      Consents to Sale of Shares                                    34
      6.7      Officers' Certificate                                         34
      6.8      ESOP's Certificate                                            34
      6.9      Material Adverse Change                                       35
      6.10     Due Diligence and Board Approval                              35
      6.11     Approvals and Consents                                        35
      6.12     Proceedings and Documents; Secretary's Certificate            35
      6.13     Compliance With Laws                                          35

      6.14     Legal Proceedings                                             36
      6.15     Employment Agreements                                         36
      6.16     Delivery of Certificates                                      36
      6.17     Fairness Opinion                                              36
      6.18     Other Matters                                                 36

ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF KIRKHILL AND THE ESOP   36
      7.1      Accuracy of Representations and Warranties                    37
      7.2      Performance of Agreements                                     37
      7.3      ESOP Approval                                                 37
      7.4      Officers' Certificate                                         37
      7.5      Legal Proceedings                                             37
      7.6      Approvals and Consents                                        37
      7.7      Compliance With Laws                                          38
      7.8      Fairness Opinion                                              38
      7.9      Opinion of Counsel for Esterline                              38

ARTICLE VIII - COVENANTS                                                     38
      8.1      Conduct of Business by Kirkhill Pending the Closing           38
      8.2      Access to Information; Confidentiality                        40
      8.3      Exclusivity                                                   41
      8.4      Notification of Certain Matters                               42
      8.5      Further Action; Reasonable Best Efforts                       42
      8.6      Publicity                                                     43
      8.7      Offer by Esterline                                            43
      8.8      Employment and Compensation                                   43

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER                               44
      9.1      Termination                                                   44
      9.2      Effect of Termination                                         44
      9.3      Amendment                                                     45
      9.4      Waiver                                                        45

ARTICLE X - GENERAL                                                          45
      10.1     Survival                                                      45
      10.2     Expenses                                                      45
      10.3     Notices                                                       46
      10.4     Severability                                                  47
      10.5     Entire Agreement                                              48

      10.6     Assignment                                                    48
      10.7     Parties in Interest                                           48
      10.8     Specific Performance                                          48
      10.9     Consequential Damages                                         48
      10.10    Governing Law                                                 49
      10.11    Entire Understanding                                          49
      10.12    Headings                                                      49
      10.13    Counterparts                                                  49

      EXHIBITS
      --------

2.2.2  -  Net Asset Calculation

3.3    -  Schedule of Kirkhill Shareholders

6.3    -  Form of Opinion of Counsel to Kirkhill Rubber Company

6.4 - Form of Opinion of Counsel to Kirkhill Rubber Company Employee Stock Ownership and Savings Plan

6.7    -  Form of Officers' Certificate of Kirkhill Rubber Company

6.8    -  Form of ESOP's Certificate

6.12   -  Form of Secretary's Certificate of Kirkhill Rubber Company

6.15   -  Form of Employment Agreement

6.18   -  Kirkhill ESOP Transition Plan

7.4    -  Form of Officers' Certificate of Esterline

7.9    -  Form of Opinion of Counsel to Esterline

8.7    -  Form of Offer Documents

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made and entered into as of August 10, 1998 by and among Esterline Technologies Corporation, a Delaware corporation ("Esterline"), Kirkhill Rubber Company, a California corporation ("Kirkhill"), and the Kirkhill Rubber Company Employee Stock Ownership and Savings Plan made as of September 1, 1988 (the "ESOP").

                                    RECITALS

      A. The ESOP owns 24,433 shares of the Common Stock of Kirkhill (the "Shares") and desires, and intends, to sell the Shares to Esterline at the price and on the terms and subject to the conditions hereinafter set forth.

      B. Esterline desires and intends to purchase the Shares from the ESOP together with any and all other shares of the Common Stock of Kirkhill at the price and on the terms and subject to the conditions hereinafter set forth.

                                   AGREEMENT

      In consideration of the terms hereof, the parties hereto agree as follows:

                            ARTICLE I - DEFINITIONS

      As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

      "Accounts": As defined in Section 3.17.

      "Agreement": This Agreement and all schedules and exhibits hereto.

      "Balance Sheet": As defined in Section 3.6.

      "Closing": As defined in Section 2.3.

      "Closing Adjustment": As defined in Section 2.2.2.

      "Closing Date": As defined in Section 2.3.

      "Code": The Internal Revenue Code of 1986 and all regulations promulgated thereunder, all as amended and in effect from time to time.

      "Common Stock": As defined in Section 3.3.

      "Disclosure Memorandum": That certain Disclosure Memorandum dated as of the date hereof and delivered by Kirkhill and the ESOP to Esterline in connection with this Agreement.

      "Employee Benefit Plans": As defined in Section 3.15.

      "Employee Jurisdiction": Any state jurisdiction in which Kirkhill employs any employees.

      "Environmental Laws": As defined in Section 3.21(c).

      "ERISA": The Employee Retirement Income Security Act of 1974 and all regulations promulgated thereunder, all as amended and in effect from time to time.

      "ESOP": The Kirkhill Rubber Company Employee Stock Ownership and Savings Plan, as amended and in effect as of the date of this Agreement and as of the Closing Date.

      "Esterline": Esterline Technologies, Inc., a Delaware corporation.

      "Financial Statements": As defined in Section 3.6.

      "GAAP": Generally Accepted Accounting Principles as used in the United States.

      "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property Licenses": As defined in Section 3.16.

      "IRS": The Internal Revenue Service.

      "Kirkhill": Kirkhill Rubber Company, a California corporation.

      "knowledge": Actual awareness of a particular fact or other matter. Knowledge of a corporate entity is deemed to include actual knowledge of its officers and directors.

      "Listed Intellectual Property": As defined in Section 3.16.

      "material": When used with respect to an event, circumstance, failure, condition, obligation, commitment, liability or other matter shall mean that such event, circumstance, failure, condition, obligation, commitment, liability or matter has an adverse affect on or cost to the Company exceeding $100,000, individually or on the aggregate in value.

      "Net Assets": As defined in Section 2.2.2.

      "Non-Employee Jurisdiction": Any state jurisdiction other than an Employee Jurisdiction.

      "Offer": As defined in Section 8.7.

      "Operative Documents": As defined in Section 4.1.

      "Permits": As defined in Section 3.20.

      "Person": As defined in Section 3.5.

      "Personal Property": As defined in Section 3.9(b).

      "Purchase Price": As defined in Section 2.2.

      "Real Property": As defined in Section 3.9.

      "Regulated Substances": As defined in Section 3.21(d).

      "Release": As defined in Section 3.21(f).

      "Returns": As defined in Section 3.8.

      "Shares": The 24,433 shares of the Common Stock of Kirkhill owned by the ESOP.

      "Subsidiary": When used in reference to any Person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by that Person.

      "Taxes": All payroll taxes, whether or not material, and all other material taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof and any state government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

      "Trustee": Collectively, Dean A. Dixon and Donald W. Finefrock.

                    ARTICLE II - PURCHASE AND SALE OF SHARES

      2.1   Purchase and Sale of Shares

      On the terms and subject to the conditions of this Agreement, Esterline agrees to purchase the Shares from the ESOP, and the ESOP agrees to sell the Shares to Esterline.

      2.2   Consideration for Common Stock

      The purchase price for the Common Stock shall be $2,264.1664 per share in cash in lawful currency of the United States (the "Purchase Price"), equal to $83,000,000, less the sum of $50,000 heretofore advanced to Kirkhill, divided by the total number of outstanding shares, currently, 36,636, to be adjusted and payable as set forth below in this Section 2.2.

            2.2.1 Payment for Common Stock

            Esterline shall pay to the ESOP and any tendering shareholders by check or wire transfer of immediately available funds the sum obtained by multiplying the Purchase Price by the number of shares of Common Stock being tendered promptly upon delivery of certificates (or satisfactory evidence of ownership) representing such shares.

            2.2.2 Closing Adjustment

            The Purchase Price shall be adjusted as of the Closing by increasing or decreasing such amount by the amount of the increase or decrease, respectively, in the aggregate dollar amount of the Net Assets from the date of the Balance Sheet (as defined in Section 3.6) to June 30, 1998 (the "Closing Adjustment"). The Closing Adjustment shall be determined as follows:

            (a) "Net Assets" shall mean (i) Kirkhill's total assets less (ii) Kirkhill's aggregate operating liabilities and less (iii) fifty-percent of the total current and long-term debt of the ESOP, determined on a basis consistent with that used to prepare Kirkhill's audited balance sheet at December 31, 1997 and in accordance with Exhibit 2.2.2. Net Assets reflected on the Balance Sheet were $17,195,282. No later than two business days prior to Closing, Kirkhill shall determine the increase or decrease in the aggregate dollar amount of the Net Assets, calculated in accordance with this Section 2.2.2, and shall deliver to Esterline a certificate, signed by the chief financial and accounting officer of Kirkhill, showing the Net Asset amount as of June 30, 1998, and stating the amount of the Closing Adjustment.

            (b) If Esterline does not object in writing to the determination of the Closing Adjustment within 5 business days after Kirkhill delivers its determination of the Closing Adjustment pursuant to Section 2.2.2(a), then, if necessary, the Purchase Price shall be adjusted in accordance with Section 2.2.2(c) below.

            (c) If the Closing Adjustment is a positive number, Esterline shall immediately adjust the Purchase Price by the full amount of the Closing Adjustment, which shall be paid by check or wire transfer of immediately available funds in the manner provided in Section 2.2.1 above, or in such other manner upon which the parties mutually agree. If the Closing Adjustment is a negative number, Esterline shall be entitled to reduce the Purchase Price by the amount of the Closing Adjustment.

            (d) In the event of any dispute as to the determination of the Net Assets on the Closing, the parties shall engage in negotiations with a view to reaching a resolution of any dispute as to the determination of the amount of the increase or decrease in the aggregate dollar amount of the Net Assets, but if they are unable to reach such a resolution within 30 days after Closing, the parties shall submit the dispute to Arthur Andersen & Co. LLP for resolution. Each party shall submit all information deemed relevant by such firm and shall make any records relating to or bearing upon such dispute available to the other party and to such firm. Each party shall further instruct such firm to render its decision within 120 days after Closing and shall cooperate with such firm to enable it to render the decision within such period. The decision of such firm shall be the final determination of such dispute, binding on both parties. The parties shall share the fees and expenses of such firm equally. Nothing in this Agreement shall require that any matter other than disputes under this Section 2.2.2 be resolved by the procedure described above.

      2.3   Closing

      The first closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m., local time, no later than August 31, 1998, or such earlier time and date as Esterline, the ESOP and Kirkhill shall agree (the "Closing Date"), at the offices of the Kirkhill Rubber Company, 300 East Cypress Street, Brea, California 92821, or at such other time, date and place as the parties shall agree. At the Closing, each of Esterline, Kirkhill and the ESOP shall take all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or before the Closing Date and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full. Subsequent purchases and payment shall be made promptly upon receipt of certificates or satisfactory evidence of ownership of shares being delivered for purchase.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES
                                  OF KIRKHILL

      To induce Esterline and the ESOP to enter into and perform this Agreement, and except as is otherwise set forth in the Disclosure Memorandum executed concurrently herewith and attached hereto and made a part hereof (the "Disclosure Memorandum"), which exceptions shall specifically identify the paragraph or paragraphs of this Article III to which such exceptions relate, and which shall constitute in its entirety a representation and warranty under this Article III, Kirkhill represents and warrants to Esterline and the ESOP as of the date of this Agreement and as of the Closing as follows in this
Article III.

      3.1   Organization

      Kirkhill is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Kirkhill has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to Esterline by Kirkhill to be conducted, and to execute, deliver and perform its obligations under this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. Kirkhill does not own property or employ any person in any jurisdiction outside of the state of California.

      3.2   Enforceability

      All actions on the part of Kirkhill and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Kirkhill's obligations under this

Agreement and the other Operative Documents have been taken or will be taken prior to the Closing. This Agreement has been, and the other Operative Documents to which Kirkhill is a party on the Closing will be, duly executed and delivered by Kirkhill, and this Agreement is, and each of the other Operative Documents to which it is a party on the Closing will be, a legal, valid and binding obligation of Kirkhill, enforceable against Kirkhill in accordance with its terms.

      3.3   Capitalization

      (a) The authorized capital stock of Kirkhill consists solely of 200,000 shares of common stock, no par value (the "Common Stock").

      (b) The issued and outstanding capital stock of Kirkhill consists and as of the Closing will consist solely of 36,636 shares of Common Stock, which are and as of the Closing will be held of record by the parties listed on the Schedule of Kirkhill Shareholders attached hereto as Exhibit 3.3. All shares of Common Stock that are issued and outstanding are, and as of the Closing Date will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. To Kirkhill's knowledge, except for the parties listed on the Schedule of Kirkhill Shareholders attached hereto, no Person holds any interest in any shares of Common Stock.

      (c) Except as provided in the ESOP, there are no outstanding rights of first refusal, preemptive rights, options, warrants, conversion rights or other agreements, either direct or indirect, for the purchase or acquisition from Kirkhill or the ESOP of any shares of Common Stock.

      (d) Except as provided in the ESOP, Kirkhill is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of Kirkhill or the voting by any director of Kirkhill.

      3.4   Subsidiaries and Affiliates

      To Kirkhill's knowledge, Kirkhill does not have, and has never had, any Subsidiaries. Kirkhill does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest, except for holdings that are not material, in the aggregate, to Kirkhill.

      3.5   No Approvals or Notices Required; No Conflicts With Instruments

      The execution, delivery and performance of this Agreement and the other Operative Documents by Kirkhill, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Kirkhill, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except compliance with the requirements of the HSR Act, and except for the Forms 5310 and 5500 to be filed with the IRS in connection with the termination of the ESOP following Closing, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement between Kirkhill on the one hand and The Boeing Company, Thiokol Corporation or Rohr, Inc. on the other hand, (d) except for any statutory liens related to changes in control, result in the creation of any lien or encumbrance upon the assets of Kirkhill, or upon any shares of the Common Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation of Kirkhill, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of Kirkhill's business.

      3.6   Financial Statements

      Kirkhill has delivered to Esterline (a) balance sheets and statements of operations, shareholders' equity and cash flows of Kirkhill at and for the fiscal years ended December 31, 1997, 1996 and 1995, and accompanying notes, certified without qualification by Romberger, Wilson & Beeson, Inc., independent auditors and certified public accountants, and (b) unaudited balance sheets and unaudited statements of operations and cash flows of Kirkhill at and for the nine-month period ended September 30, 1997 (the balance sheet of Kirkhill as of September 30, 1997 being herein referred to as the "Balance Sheet"). All the foregoing financial statements (including the notes thereto) are herein referred to as the "Financial Statements." The Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods covered therein, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations and changes in financial position of Kirkhill as at the dates and for the periods indicated, subject, in the case of the above unaudited financial statements, to normal recurring period-end adjustments. Kirkhill has no liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the Balance Sheet, as prescribed by GAAP and the Financial Accounting Standards Board, except liabilities or obligations incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice and except for any contingent liabilities to ESOP participants following retirement or termination. Kirkhill maintains and will continue to maintain standard systems of accounting established and administered in accordance with GAAP. Kirkhill is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Since the date of the Balance Sheet, Kirkhill has not suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued or contingent), earnings, reserves, financial condition, business or operations.

      3.7   Absence of Certain Changes or Events

      Except as required by this Agreement, since the date of the Balance Sheet, neither Kirkhill nor any of its officers, directors or employees in their representative capacities on behalf of Kirkhill have

            (a) received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer of Kirkhill which loss or cancellation would result in lost annual revenues to Kirkhill of at least $100,000, or formed the basis for any belief that there may be such a loss or cancellation;

            (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

            (c) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of Kirkhill);

            (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment, which is disclosed on Schedule 3.7(d) to the Disclosure Memorandum) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

            (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $50,000 individually, or $250,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

            (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

            (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) assessments for current taxes not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $50,000, incurred in the ordinary course of business and not yet due and payable;

            (h) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $50,000, incurred in the ordinary course of business and consistent with past practice;

            (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $25,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

            (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Esterline any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except as disclosed on Schedule 3.7(j) to the Disclosure Memorandum;

            (k) made any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $400,000 for additions to property, plant, equipment or intangible capital assets;

            (l) made any change in any method of accounting or accounting practice or internal control procedure;

            (m) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock (other than any dividend or other distribution that has been declared, paid or set aside for payment with respect to any shares of Common Stock held by the ESOP and which declaration, payment or set aside is described in Schedule 3.7(m) to the Disclosure Memorandum), or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Kirkhill, or otherwise permitted the withdrawal by any of the holders of capital stock of Kirkhill of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

            (n) except for transactions that are not material in the aggregate, transactions in the ordinary course of business or the payment of mid-year bonuses to executive officers and others listed on Schedule 3.7(n) to the Disclosure Memorandum in accordance with existing incentive plans (notwithstanding that the timing of such payments will not be made consistently with past practice), loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of Kirkhill's officers, directors or employees or any affiliate of Kirkhill's officers, directors or employees, except directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation disclosed on Schedules 3.7(d) and 3.26 to the Disclosure Memorandum;

            (o) except as set forth on Schedule 3.7(o) to the Disclosure Memorandum, entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of Kirkhill or any obligations or liabilities (absolute, accrued or contingent) of Kirkhill, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

            (p) received notice, or otherwise obtained knowledge, of (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against Kirkhill or any employee of Kirkhill before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to Kirkhill or any officer or director of Kirkhill before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which Kirkhill or any officer, director or employee of Kirkhill is a party that relate directly to the transactions contemplated herein or that would have any material adverse effect on the business, assets, liabilities or financial condition of Kirkhill;

            (q) except as set forth on Schedule 3.7(q) to the Disclosure Memorandum, entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of Kirkhill to a third party or any amendment or change to any existing license or other agreement relating to intellectual property; or

            (r) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

      3.8   Taxes

      Kirkhill has (a) timely filed, including valid extensions, with the appropriate governmental agencies of the United States and all Employee Jurisdictions all tax returns, information returns and reports ("Returns") for all Taxes required to have been filed with such agencies with respect to Kirkhill and its business, and all such Returns are true, correct and complete, and (b) paid in full or provided for all Taxes that are due or claimed to be due by any governmental agency of the United States or any Employee Jurisdiction, other than such payments as are being contested in good faith by appropriate proceedings, which payments are set forth on Schedule 3.8 to the Disclosure Memorandum. To Kirkhill's knowledge, Kirkhill has (y) timely filed, including valid extensions, with the appropriate government agencies of all Non-Employee Jurisdictions all Returns for all Taxes required to have been filed with respect to Kirkhill and its business in all Non-Employee Jurisdictions, and all such returns are, to Kirkhill's knowledge, true, correct and complete, and (z) paid in full or provided for all Taxes that are due or claimed to be due by any governmental agency of any Non-Employee Jurisdiction, other than such payments as are being contested in good faith, which payments are set forth on Schedule 3.8 to the Disclosure Memorandum. To Kirkhill's knowledge, the reserves and provisions for Taxes reflected in the Financial Statements are adequate for the payment of Taxes not yet due and payable, as determined in accordance with GAAP consistently applied. No unresolved claim for assessment or collection of Taxes has been asserted or threatened against Kirkhill and no audit or investigation by any governmental authority is under way with respect to Taxes, interest or other governmental charges. No circumstances exist that would constitute grounds for assessment against Kirkhill of any tax liability with respect to any period for which Returns have been filed. Kirkhill has not entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations. Kirkhill has not filed any consent to the application of Section 341(f)(2) of the Code, to any assets held, acquired or to be acquired by it. Kirkhill has furnished Esterline with complete and correct copies of all Returns. There are no tax liens on any property or assets of Kirkhill other than statutory liens related to changes in control or special assessments liens for current taxes not yet payable. No claim has been made by an authority in any jurisdiction where Kirkhill does not file Returns that Kirkhill is or may be subject to taxation by that jurisdiction. Kirkhill has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code; Kirkhill is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code; Kirkhill is not a party to any Tax allocation or sharing agreement; and Kirkhill (A) is not and has not been a member of an affiliated group filing a consolidated income Tax Return and (B) does not have any liability for Taxes of any person under Treasury Regulations [SECTION] 1.1502-6 (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise.

      3.9   Property

      (a) Schedule 3.9(a) to the Disclosure Memorandum contains a complete and accurate list of all real property that is currently, or has been within the last fifteen years, owned, leased, rented or used by Kirkhill (the "Real Property"). Kirkhill has delivered to Esterline true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

      (b) Schedule 3.9(b) to the Disclosure Memorandum contains an accurate list of each item of personal property as of June 30, 1998 having an original cost in excess of $1,000 that is owned, leased, rented or used by Kirkhill (the "Personal Property"); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses. Kirkhill has delivered to Esterline true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property. The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual original cost of less than $1,000, the Listed Intellectual Property and the Intellectual Property Licenses) reflected in the Balance Sheet and all the properties and assets purchased by Kirkhill since the date of the Balance Sheet (except for such properties or assets sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all property used in the business of Kirkhill.

      (c) except for property taxes which are not delinquent, Kirkhill's title to or leasehold interest in, as applicable, each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances, institutional controls and other adverse claims or interests of any kind.

      (d) to Kirkhill's knowledge, Kirkhill's offices, manufacturing and production facilities and other structures and Kirkhill's Personal Property are adequate for the uses to which they are being put.

      (e) Except for (i) assessments for current taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $50,000, incurred in the ordinary course of business and not yet due and payable, the Personal Property is free and clear of all liens, and Kirkhill owns such Personal Property.

      (f) Each material lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto; Kirkhill has performed all obligations imposed upon it thereunder; and Kirkhill is not in default thereunder, nor to Kirkhill's knowledge is there any event that with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and Kirkhill has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Kirkhill has not granted any lease, sublease, tenancy or license of any portion of the Personal Property.

      (g) Neither the whole nor any portion of the owned Real Property, leaseholds or any other assets or property of Kirkhill is subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

      3.10  Contracts

      Schedule 3.10 to the Disclosure Memorandum contains a complete and accurate list as of June 30, 1998 of all material contracts, agreements, arrangements and understandings to which Kirkhill is a party or by which Kirkhill is bound. To Kirkhill's knowledge, all agreements with The Boeing Company, Thiokol Corporation and Rohr, Inc. are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; Kirkhill has performed all obligations imposed upon it thereunder; and Kirkhill is not in default thereunder; nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been heretofore delivered to Esterline. No consent is required from any Person under the agreements with Thiokol and Rohr in connection with the consummation of the transactions contemplated by this Agreement, and Kirkhill has not received notice, and is not otherwise aware, that any party to any such contract, agreement, arrangement or understanding intends to cancel, terminate or refuse to renew such contract, agreement, arrangement or understanding or to exercise or decline to exercise any option or right thereunder.

      3.11  Customers and Suppliers

      Schedule 3.11 to the Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of Kirkhill accounting for 2% or more of Kirkhill's revenues during the fiscal year last ended and the six months ended June 30, 1998, showing the approximate total revenues from each such customer during the fiscal year last ended and the six months ended June 30, 1998; and
(b) a complete and accurate list of the suppliers of Kirkhill from whom Kirkhill has purchased 5% or more of the goods or services purchased by Kirkhill in the fiscal year last ended and the six months ended June 30, 1998. Kirkhill has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers or suppliers named on Schedule 3.11 to the Disclosure Memorandum.

      3.12  Orders, Commitments and Returns

      Schedule 3.12 to the Disclosure Memorandum contains an accurate summary as of June 30, 1998 of Kirkhill's total backlog (including all accepted and unfulfilled service contracts and research agreements) and the aggregate of all outstanding purchase orders issued by Kirkhill (which aggregates include all material contracts or commitments for the purchase by Kirkhill of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business.

      3.13  Claims and Legal Proceedings

      Except as set forth on Schedule 3.13 to the Disclosure Memorandum , there are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to Kirkhill's knowledge, threatened against Kirkhill before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To Kirkhill's knowledge, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations or condition (financial or other) of Kirkhill before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Kirkhill is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations or condition (financial or other) of Kirkhill.

      3.14  Labor Matters

      There are no labor disputes, material employee grievances or material disciplinary actions pending or, to Kirkhill's knowledge, threatened against or involving Kirkhill or any present or former employee of Kirkhill. To Kirkhill's knowledge, Kirkhill has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers' compensation and other similar laws. Kirkhill is not engaged in any unfair labor practice and does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against Kirkhill, and Kirkhill has not experienced any work stoppage or similar concerted employee activities. To Kirkhill's knowledge, no supplier or customer is experiencing a labor strike, dispute, slowdown or stoppage that is reasonably likely to have a material adverse effect on Kirkhill. No collective bargaining agreement is binding on Kirkhill. Kirkhill does not have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Kirkhill, and Kirkhill has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

      3.15  Employee Benefit Plans

      (a) Schedule 3.15 to the Disclosure Memorandum sets forth a true, accurate and complete list and description of each employee benefit plan, fund, program, contract, arrangement and payroll practice, whether formal or informal and whether legally binding or not, (i) sponsored, maintained or contributed to by Kirkhill, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Kirkhill (or any dependent or beneficiary of any such individual) or (iii) with respect to which Kirkhill has (or to Kirkhill's knowledge could have) any obligation or liability, including, but not limited to, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and specifically including each retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights and fringe benefit plan, policy, program, contract, arrangement or payroll practice and each employment or consulting contract (such plans, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan"). Also set forth on Schedule 3.15 to the Disclosure Memorandum is the annual cost expected to be incurred by Kirkhill pursuant to each Employee Benefit Plan for the fiscal year last ended. Kirkhill does not have any agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional plan, fund, program, contract, arrangement or payroll practice or to modify or amend any existing Employee Benefit Plan (other than amendments that are required to reflect the transactions contemplated herein, including, but not limited to, the termination of the ESOP, and which are fully described in Section 3.15(a) to the Disclosure Memorandum). The terms of each Employee Benefit Plan permit Kirkhill to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty. There has been no amendment, written interpretation or announcement (whether or not written) by Kirkhill relating to, or change in participation or coverage under, any Employee Benefit Plan that would materially increase the expense of maintaining such Employee Benefit Plan above the level of expense incurred with respect to such Employee Benefit Plan for the most recent fiscal year included in Kirkhill's financial statements.

      (b) Kirkhill has delivered to Esterline true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (i) copies of the annual reports (Form 5500 series) filed for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements (and any amendments thereto) through which the Employee Benefit Plan is funded; (iv) copies of all documents relating to any loans to the Employee Benefit Plan, including, but not limited to, any and all notes, security agreements and guarantees; (v) copies of all contracts (and any amendments thereto) relating to the Employee Benefit Plan, including, but not limited to, service provider agreements, insurance contracts, investment management agreements, subscription and prescription agreements and recordkeeping agreements; (vi) a copy of the most recent IRS determination letter issued with respect to the Employee Benefit Plan; (vii) notice of any material adverse change occurring with respect to the Employee Benefit Plan since the date of the most recently completed and filed annual report; and (viii) a copy of the appraisal by an independent financial advisor of the fair market value of the Shares held by the ESOP as of December 31, 1997.

      (c) Except as otherwise disclosed to Esterline and to Kirkhill's knowledge, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered and operated in material compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code; (ii) all amendments and actions required to bring such Employee Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date and are disclosed in Schedule 3.15 to the Disclosure Memorandum; (iii) all tax returns, information returns, reports and information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately, timely and properly filed; (iv) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (v) neither Kirkhill nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vi) no event has occurred or is threatened or about to occur that would constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; and (vii) none of the transactions contemplated in this Agreement (including, but not limited to, the tender of the Shares held by the ESOP) will constitute or result in a transaction described in either (or both) clause (v) or (vi) of this Section 3.15(c). Furthermore, to Kirkhill's knowledge, no event or omission has occurred, or is about to occur (including, but not limited to, any of the transactions contemplated in this Agreement), in connection with any Employee Benefit Plan (or with respect to any employee benefit plan, fund, program, contract, arrangement or payroll practice maintained by any other Person) that could subject Kirkhill, or any officer, employee, agent, director or independent contractor of Kirkhill, to a fine, penalty, tax or similar liability, whether pursuant to any agreement, instrument, indemnification obligation, statute, regulation, rule of law or otherwise, including, but not limited to, a tax under Chapter 43 of Subtitle D of the Code or a civil penalty under Section 502(i) or 502(l) of ERISA.

      (d)   Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is, and, to Kirkhill's knowledge, at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and such Employee Benefit Plan has received an unrevoked favorable determination letter from the IRS to that effect. To Kirkhill's knowledge, nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan that could cause such Employee Benefit Plan to lose its ability to rely on such determination letter or could cause the IRS to revoke such determination letter.

      (e) Each Employee Benefit Plan that constitutes a "group health plan" within the meaning of Section 607(1) of ERISA or Section 4980B(g)(2) of the Code has been administered and operated at all times since inception in material compliance with the requirements of Sections 601 through 609 of ERISA,
Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and the requirements of any applicable foreign, national, state or local law regarding continued insurance coverage.

      (f) All contributions, premiums and other payments (including, but not limited to, all employer contributions and all employee salary reduction or deferral contributions) due or required to be made to each Employee Benefit Plan from Kirkhill or any other Person have been timely paid, or, if not yet due, have been properly recorded on the books of Kirkhill. All benefits, expenses and other amounts payable under or with respect to each Employee Benefit Plan (whether payable by Kirkhill, the Employee Benefit Plan or any other Person) have been timely paid, or, if not yet due, have been properly recorded on the books of Kirkhill or the Employee Benefit Plan, as applicable. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans, have been properly withheld and remitted to the proper depository. Neither Kirkhill nor any other Person has been called upon (or expects to be called upon) to perform or make good under any guaranty given with respect to any Employee Benefit Plan.

      (g) Kirkhill is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

      (h) Kirkhill does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of
Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA (except for the ESOP) or Title IV of ERISA.

      (i) No Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of Kirkhill or any other entity beyond such individual's retirement or other termination of service, including, but not limited to, post-retirement (or post-termination) medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis (other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B of the Code).

      (j) There are no actions, suits or claims (other than routine claims for benefits or actions in connection with marriage dissolution proceedings) pending or, to Kirkhill's knowledge, threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor, to Kirkhill's knowledge, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review by the IRS, Department of Labor or any other governmental entity or agency, and, to Kirkhill's knowledge, no such action is contemplated or under consideration by the IRS, Department of Labor or any other governmental entity or agency.

      (k) Except for any liabilities to ESOP participants following retirement or termination, all expenses and liabilities of Kirkhill relating to the Employee Benefit

Plans have been fully and properly accrued on Kirkhill's books and records and disclosed in the Financial Statements in accordance with GAAP.

      (l) The consummation of the transactions contemplated by this Agreement or the other Operative Documents will not (i) entitle any current or former officer, employee, agent, director or independent contractor of Kirkhill to severance pay, unemployment compensation or any other payment from Kirkhill, or increase the amount of compensation due to any such individual; (ii) result in any benefit becoming established, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan; or (iii) require Kirkhill to make any contribution to a "rabbi" trust.

      (m) Kirkhill has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
Section 280G of the Code.

      (n) On and after the Closing Date, neither Kirkhill nor Esterline will have any liability (whether actual or contingent or direct or indirect) for any contribution or similar payment (or for the failure to make any contribution or similar payment) with respect to the ESOP, except for salary deferrals made under the ESOP with respect to periods commencing on or after the Closing Date, and any matching contributions related thereto.

      (o) Kirkhill has made substantial and recurring contributions to the ESOP.

      (p) Except as provided in Schedule 3.15(p) to the Disclosure Memorandum, all shares held by the ESOP have been allocated or are allocable to the participants' accounts.

      (q)   There are no outstanding loans to the ESOP.

      3.16  Patents, Trademarks, etc.

      Schedule 3.16 to the Disclosure Memorandum sets forth a true and complete list of all patents, trademarks, service marks, trade names, brand names, and registered copyrights, and any applications for any of the foregoing (collectively, the "Listed Intellectual Property") of any kind used now or within the five-year period immediately preceding the date of this Agreement in the business of Kirkhill. Schedule 3.16 to the Disclosure Memorandum contains a complete and accurate list of all licenses or agreements that in any way affect the rights of Kirkhill to any of the

Listed Intellectual Property or any trade secret material to Kirkhill (the "Intellectual Property Licenses"). Kirkhill has not received notice of any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property or any trade secret material to Kirkhill.

      3.17  Accounts Receivable

      All accounts receivable of Kirkhill reflected in the Balance Sheet or existing at the time of the Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. To Kirkhill's knowledge, the bad debt reserves and allowances reflected in the Balance Sheet are adequate. To Kirkhill's knowledge, all Accounts existing and remaining unpaid at the time of the Closing and not reserved for will be collectible by Esterline in the ordinary course of business consistent with past practice. To Kirkhill's knowledge, uncollectible accounts existing and remaining unpaid at the time of Closing will not exceed the amount of bad debt reserves and allowances reflected in the Balance Sheet.

      3.18  Inventory

      All items in the inventory reflected in the Balance Sheet or as currently owned by Kirkhill (a) have been valued at cost or at market, whichever is lower, as of June 30, 1997, and have been adjusted for purchases and sales subsequent thereto, consistent with past practice and (b) are of a quality and quantity usable and salable in the ordinary course of business. All such inventory is not and shall not become unsalable by Kirkhill by reason of any event that would constitute a violation of the representations and warranties contained in Sections 3.16, 3.20 and 3.21, without regard to any materiality provisions of such Sections.

      3.19  Corporate Books and Records

      Kirkhill has furnished to Esterline or its representatives for their examination true and complete copies of (a) the Articles of Incorporation of Kirkhill as currently in effect, including all amendments thereto, (b) the minute books of Kirkhill, and (c) the stock transfer books of Kirkhill. Such minutes reflect all meetings of Kirkhill's shareholders, Board of Directors and any committees thereof during the last five years, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. To Kirkhill's knowledge, such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of Kirkhill since its inception.

      3.20  Licenses, Permits, Authorizations, etc.

      Kirkhill has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"), the failure to obtain which would have a material adverse effect on its business, assets, operations or condition (financial or other), to Kirkhill's knowledge, Kirkhill is in compliance with the terms of all the Permits, and all the Permits are valid and in full force and effect, and no proceeding is pending or, to Kirkhill's knowledge, threatened the object of which is to revoke, limit or otherwise effect any of the foregoing. Kirkhill has not received any notifications of any asserted present failure to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

      3.21  Compliance With Laws

      (a) To Kirkhill's knowledge, Kirkhill has complied, and is in compliance, with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, individually or in the aggregate, have a material adverse effect on the business, assets or operations of Kirkhill, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. As of the date hereof, Kirkhill has not received any notification of any asserted present or past unremedied failure by Kirkhill to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

      (b) Except as set forth on Schedule 3.21(b) to the Disclosure Memorandum Kirkhill has not received notification of any alleged violation of any applicable building, zoning, environmental or other law, ordinance or regulation in respect of the Real Property or its plant, structures or operations.

      (c) To Kirkhill's knowledge, Kirkhill is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable foreign, federal, state, county and local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, natural resource, noise and odor) matters, including, by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, the Model Toxics Control Act and comparable California laws, and the regulations issued thereunder (collectively, "Environmental Laws"), except where such violation would not have a material adverse effect on the business, assets, operations or condition (financial or other) of Kirkhill.

      (d) To Kirkhill's knowledge, Kirkhill has not transported, stored, treated, recycled, handled or disposed of, or allowed or arranged for any third party to transport, store, treat, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws;
(ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; or (iii) gasoline, oil and other petroleum products (all of the foregoing collectively, "Regulated Substances"), to or at any location in violation of any Environmental Laws.

      (e) To Kirkhill's knowledge and except as set forth on Schedule 3.21(e) to the Disclosure Memorandum, no part of the Real Property, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under the Real Property, was during the period of use by Kirkhill contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any obligation of Kirkhill under any applicable Environmental Laws, the common law or otherwise. To Kirkhill's knowledge, no real property adjacent to or adjoining the Real Property has been or is being so contaminated.

      (f) Kirkhill has reported, recorded or filed, and has provided to Esterline, true, accurate and complete copies of all reports with respect to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), required by applicable Environmental Laws to be filed by Kirkhill with any government authority. Kirkhill has maintained all environmental and operating documents and records in the manner and for the time periods required by applicable Environmental Laws.

      (g) To Kirkhill's knowledge, since 1992 Kirkhill has not caused or permitted the Release of any Regulated Substances or constituents thereof on, from or off-site of its property, or of any Release from any facility owned or operated by third parties but with respect to which Kirkhill is alleged to have liability, including, but not limited to, liability for personal injury, cleanup or restoration, which Release caused or could reasonably be expected to cause a material loss to Kirkhill.

      (h) There are no tanks that, when considered with all associated piping, are underground storage tanks located either wholly or partially below the surface of the ground, and, without regard to whether they are in contact with soil, within a building or containment structure or otherwise are located in, on or under the Real Property owned or leased by Kirkhill.

      3.22  Insurance

      Schedule 3.22 to the Disclosure Memorandum sets forth a true and complete list of all of Kirkhill's policies of insurance currently in effect. Kirkhill maintains insurance (a) on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) against liabilities, claims and risks of a nature and in such amounts as are normal and customary in Kirkhill's industry. All insurance policies of Kirkhill are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Except as set forth in
Schedule 3.22 to the Disclosure Memorandum, such policies or binders are sufficient for compliance with all requirements of law currently applicable to Kirkhill and of all agreements to which Kirkhill is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth in Schedule 3.22 to the Disclosure Memorandum, Kirkhill has not been refused any insurance with respect to its respective assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

      3.23  Brokers, Finders or Financial Advisors

      Except as set forth on Schedule 3.23 to the Disclosure Memorandum, Kirkhill has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Kirkhill, any liability for brokerage, finders', valuation or financial advisory fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.24  Government Contracts

      To Kirkhill's knowledge, Kirkhill has never been, nor as a result of the consummation of the transactions contemplated by this Agreement (without giving any consideration to the identity or conduct of Esterline) will it be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government or any foreign government, nor to Kirkhill's knowledge has such suspension or debarment been threatened or action for suspension or debarment been commenced. Kirkhill has not been nor is it currently being audited, except in the ordinary course of business or as is customary in the industry or as provided by the Federal Acquisition Regulations or, to the knowledge of Kirkhill, investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general or other authorities of any agency of the United States government, or any foreign government, nor, to Kirkhill's knowledge, has such audit or investigation been threatened. There is no valid basis for Kirkhill's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government or any foreign government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or other authorities of any agency of the United States government or any foreign government, or any prime contractor with any such governmental body. Kirkhill has not had a contract or subcontract terminated for default by Kirkhill and has not been determined to be nonresponsible by any agency of the United States government or any foreign government. To Kirkhill's knowledge, Kirkhill does not have any outstanding agreements, contracts or commitments that require it to obtain or maintain a government security clearance except for the Thiokol agreement.

      3.25  Absence of Questionable Payments

      Neither Kirkhill, nor any of its directors or officers or to Kirkhill's knowledge, agents, employees or any other Person acting on behalf of Kirkhill, has used any funds of Kirkhill for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Kirkhill has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither Kirkhill nor any of its current directors or officers, agents, employees or any other Person acting on behalf of Kirkhill has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. Kirkhill has at all times complied, and is in compliance, in all respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable domestic and foreign laws and regulations relating to corrupt practices and similar matters.

      3.26  Personnel

      Schedule 3.26 to the Disclosure Memorandum sets forth as of June 30, 1998 a true and complete list of

            (a) the names and current compensation amounts of all directors and all employees, full or part-time, of Kirkhill and the family relationships, if any, among the senior management of Kirkhill, including Kirkhill's directors, officers and key employees;

            (b) the names and current compensation packages of all independent contractors and consultants of Kirkhill; and

            (c) all oral and written agreements and understandings related to the employment of any employee of Kirkhill, including all employee handbooks and statements of Kirkhill's policy regarding employment matters.

      Kirkhill is not in default with respect to any of its obligations to the Persons listed in subsections (a) and (b) above.

      3.27  Bank Accounts

      Schedule 3.27 to the Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Kirkhill maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      3.28  Previous Conduct of Business; Insider Interests

      Since December 31, 1990, all the transactions of Kirkhill with third parties have been conducted on an arm's-length basis. To Kirkhill's knowledge, no officer, director, employee or other representative of Kirkhill has any interest, and the ESOP has no interest, other than as a shareholder of Kirkhill
(a) in any property, real or
personal, tangible or intangible, used in or directly pertaining to the business of Kirkhill, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Kirkhill, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between Kirkhill and any of its officers, directors, or affiliates or any affiliate thereof, or between Kirkhill or any affiliates thereof. Except as set forth on Schedule 3.28 to the Disclosure Memorandum, to Kirkhill's knowledge, neither Kirkhill nor any of its officers, directors or employees has any interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which Kirkhill is now engaged or proposes to engage; (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of Kirkhill's employees (or Persons performing similar functions); or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of Kirkhill or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or anticipated future conduct of Kirkhill's business.

      3.29  Full Disclosure

      To Kirkhill's knowledge, no information furnished by Kirkhill to Esterline in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure Memorandum and the Exhibits hereto) or to be furnished prior to the Closing by or on behalf of Kirkhill to Esterline, or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is false or misleading in any material respect. Kirkhill has not made any untrue statement of a material fact nor omitted to state a material fact necessary to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, the Disclosure Memorandum and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by Kirkhill, not misleading.

                  ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                                  OF THE ESOP

      To induce Esterline and Kirkhill to enter into and perform this Agreement, and except as is otherwise set forth in the Disclosure Memorandum executed concurrently herewith and attached hereto and made a part hereof, which exceptions shall specifically identify the paragraph or paragraphs of this Article IV to which such exceptions relate, and which shall constitute in its entirety a representation and warranty under this Article IV, the ESOP represents and warrants to Esterline and Kirkhill as of the date of this Agreement and as of the Closing as follows in this Article IV.

      4.1   Good Title

      The ESOP owns 24,433 Shares of the Common Stock of Kirkhill. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option, and upon the consummation of the sale of the Shares as contemplated hereby, Esterline will have good title to the Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option. The ESOP, through the Trustee (as directed by the Administrative Committee), has the full power, right and authority to enter into this Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement (collectively, and including this Agreement, the "Operative Documents"), to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares hereunder without the consent or approval of any other Person.

      4.2   Enforceability

      All actions on the part or on behalf of the ESOP and the Trustee necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of all of the ESOP's and the Trustee's obligations under this Agreement and the other Operative Documents have been taken or will be taken prior to the Closing. This Agreement has been, and the other Operative Documents to which the ESOP is a party on the Closing will be, duly executed and delivered by the ESOP, and this Agreement is, and each of the other Operative Documents to which it is a party on the Closing will be, the legal, valid and binding obligation of the ESOP, enforceable against the ESOP in accordance with its terms.

      4.3   No Approvals or Notices Required; No Conflicts With Instruments

      The execution, delivery and performance of this Agreement and the other Operative Documents by the ESOP and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the ESOP, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except for the Forms 5310 and 5500 to be filed with the IRS in connection with the termination of the ESOP following Closing, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the ESOP is a party or by which it is bound or to which any assets of the ESOP are subject, (d) result in the creation of any lien or encumbrance upon the assets of the ESOP, or upon any Shares owned by the ESOP, or (e) conflict with or result in a breach of or constitute a default under any provision of the trust agreement of the ESOP.

      4.4   Employee Benefit Plans

      (a) To the ESOP's knowledge, the ESOP is, and at all times since inception has been, maintained, administered and operated in compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. To the ESOP's knowledge, all amendments and actions required to bring the ESOP into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date and are disclosed in Schedule 4.4 to the Disclosure Memorandum. All tax returns, information returns, reports and information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately, timely and properly filed. All notices, statements, reports and other disclosure required to be given or made to participants in the ESOP or their beneficiaries have been accurately, timely and properly disclosed or provided. None of the transactions contemplated in this Agreement (including, but not limited to, the tender of the Shares held by the ESOP) will constitute or result in a transaction described in either (or both) clause (v) or (vi) of
Section 3.15(c). Furthermore, to the ESOP's knowledge, no event or omission has occurred, or is about to occur (including, but not limited to, any of the transactions contemplated in this Agreement), in connection with the ESOP that could subject Kirkhill, or any officer, employee, agent, director or independent contractor of Kirkhill, to a fine, penalty, tax or similar liability, whether pursuant to any agreement, instrument, indemnification obligation, statute, regulation, rule of law or otherwise, including, but not limited to, a tax under Chapter 43 of Subtitle D of the Code or a civil penalty under Section 502(i) or 502(l) of ERISA.

      (b) To the ESOP's knowledge, the ESOP is, and at all times since inception has been, qualified under Section 401(a) of the Code, and its related trust is, and at all times since inception has been, exempt from taxation under
Section 501(a) of the Code. To the ESOP's knowledge, nothing has occurred since the most recent favorable determination letter issued with respect to the ESOP that could cause the ESOP to lose its ability to rely on such determination letter or could cause the IRS to revoke such determination letter.

      (c) All benefits, expenses and other amounts payable from the ESOP have been timely paid, or, if not yet due, have been properly recorded on the books of the ESOP. All income taxes and wage taxes required by law to be withheld from benefits derived under the ESOP have been properly withheld and remitted to the proper depository.

      (d) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the ESOP's knowledge, threatened with respect to the ESOP or against the assets of the ESOP, nor, to the ESOP's knowledge, is there a basis for any such action, suit or claim. The ESOP is not currently under investigation, audit or review, directly or indirectly, by the IRS, Department of Labor or any other governmental entity or agency, and, to the ESOP's knowledge, no such action is contemplated or under consideration by the IRS, Department of Labor or any other governmental entity or agency.

      (e) On and after the Closing Date, neither Kirkhill nor Esterline will have any liability (whether actual or contingent or direct or indirect) for any contribution or similar payment (or for the failure to make any contribution or similar payment) with respect to the ESOP, except for salary deferrals made under the ESOP with respect to periods commencing on or after the Closing Date, and any matching contributions related thereto.

      (f) Except as provided in Schedule 3.15(p) to the Disclosure Memorandum, all shares held by the ESOP have been allocated or are allocable to the participants' accounts.

      (g)   There are no outstanding loans to the ESOP.

      4.5   Insider Interests

      The ESOP has no interest, other than as a shareholder of Kirkhill, (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Kirkhill, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Kirkhill, its present or prospective business or its operations. Except for transactions contemplated by the ESOP plan documents, there are no agreements, understandings or proposed transactions between Kirkhill and the ESOP or any affiliates thereof.

      4.6   Full Disclosure

      No information furnished by the ESOP to Esterline in connection with this Agreement (including, but not limited to, all information in the Disclosure Memorandum and the Exhibits hereto) or to be furnished prior to the Closing by or on behalf of the ESOP to Esterline, or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is false or misleading in any material respect. The ESOP has not made any untrue statement of a material fact nor omitted to state a material fact necessary to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, the Disclosure Memorandum and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by Kirkhill or the ESOP, not misleading.

                  ARTICLE V - REPRESENTATIONS AND WARRANTIES
                                 OF ESTERLINE

      To induce Kirkhill and the ESOP to enter into and perform this Agreement, Esterline represents and warrants to Kirkhill and the ESOP as of the date of this Agreement and as of the Closing as follows in this Article V:

      5.1   Organization

      Esterline is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Esterline has full corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

      5.2   Enforceability

      All corporate action on the part of Esterline and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party, the consummation of the transaction contemplated hereby and thereby, and the performance of all of Esterline's obligations under this Agreement and the other Operative Documents to which it is a party has been taken or will be taken prior to the Closing. This Agreement has been, and each of the other Operative Documents to which it is a party on the Closing will be, duly executed and delivered by Esterline, and this Agreement is, and each of the other Operative Documents to which it is a party on the Closing will be, a legal, valid and binding obligation of Esterline, enforceable against Esterline in accordance with its terms.

      5.3   No Approvals or Notices Required; No Conflicts With Instruments

      The execution, delivery and performance by Esterline of this Agreement and the other Operative Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Esterline or (b) require Esterline to obtain any consent, approval or authorization of, or make any declaration, filing or registration with, any Person, except compliance with the requirements of the HSR Act.

      5.4   Legal Proceedings

      There is no claim, action, suit, arbitration, proceeding or investigation pending or, to Esterline's knowledge, threatened against Esterline before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Esterline pursuant to this Agreement or in connection with the transactions contemplated hereby.

      5.5   Brokers or Finders

      Esterline has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by or on behalf of Esterline, any liability for broker's or finder's fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than fees and expenses of Robert Finch Associates.

      5.6   Full Disclosure

      No information furnished by Esterline to Kirkhill or the ESOP in connection with this Agreement or to be furnished prior to the Closing by or on behalf of Esterline to Kirkhill or the ESOP, or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is false or misleading in any material respect. Esterline has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement or in or pursuant to closing certificates executed or delivered by Esterline not misleading.

                      ARTICLE VI - CONDITIONS PRECEDENT TO
                            OBLIGATIONS OF ESTERLINE

      The obligations of Esterline to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Esterline.

      6.1   Accuracy of Representations and Warranties

      Each of the representations and warranties of Kirkhill and the ESOP contained herein (including applicable Exhibits and the Disclosure Memorandum) shall be true and correct as of the date hereof and at and as of the Closing Date as though made on that date; except that to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

      6.2   Performance of Agreements

      Kirkhill and the ESOP shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

      6.3   Opinion of Counsel for Kirkhill

      Esterline shall have received the opinion of Alan R. Talt, counsel for Kirkhill, dated the Closing Date, in substantially the form attached hereto as
Exhibit 6.3.

      6.4   Opinion of Counsel for the ESOP

      Esterline shall have received the opinion of Ludwig Goldberg & Krenzel, A Professional Corporation, counsel for the ESOP, dated the Closing Date, in substantially the form attached hereto as Exhibit 6.4.

      6.5   ESOP-Related Conditions

      (a) The Trustee and the ESOP's Administrative Committee (as defined in the ESOP plan document), on behalf of the ESOP and the participants in the ESOP, shall have duly and validly approved the sale of the Shares and the execution, delivery and performance by the ESOP of this Agreement and the other Operative Documents to which the ESOP is party in accordance with all applicable laws; and

      (b) Except for the 401(k) portion of the ESOP, Kirkhill shall have taken all steps necessary to freeze benefit accruals (and to discontinue contributions) under the ESOP, effective as soon as practicable after the Closing Date (and following the expiration of any notice periods).

      6.6   Consents to Sale of Shares

      Kirkhill shall have received and shall have delivered to Esterline written consents to the sale of the Shares from each of the parties (other than Kirkhill) to those agreements, leases, notes or other documents set forth as requiring such consent on Schedules 3.5, 3.9(f) and 3.10 to the Disclosure Memorandum, which consents shall be satisfactory in all respects to Esterline in its sole and absolute discretion.

      6.7   Officers' Certificate

      Esterline shall have received a certificate of the President and the Chief Financial Officer of Kirkhill, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.7, certifying that the conditions set forth in Sections 6.1, 6.2, 6.6, 6.9 and 6.11 have been fulfilled.

      6.8   ESOP's Certificate

      Esterline shall have received a certificate of the ESOP, executed on behalf of the ESOP by the Trustee, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.8, certifying that the conditions set forth in Sections 6.1, 6.2, 6.5, and 6.11 have been fulfilled.

      6.9   Material Adverse Change

      Since the date hereof and through the Closing, there shall not have occurred any material adverse change in the business, operations, assets, liabilities, earnings, condition (financial or other), or prospects of Kirkhill.

      6.10  Due Diligence and Board Approval

      The results of Esterline's due diligence investigation of Kirkhill shall be satisfactory in all respects to Esterline, and the Board of Directors of Esterline shall have approved this Agreement and the transactions contemplated hereby.

      6.11  Approvals and Consents

      All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of Kirkhill, shall have been obtained, and all waiting periods specified by law shall have passed. The parties shall have obtained, and the parties shall have received notification of the expiration or early termination of the waiting period under the HSR Act. All other consents, approvals and notices material to the consummation of the transactions contemplated by this Agreement and referred to herein shall have been obtained or delivered.

      6.12  Proceedings and Documents; Secretary's Certificate

      All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been approved by counsel to Esterline, and Esterline shall have received a certificate of the Secretary of Kirkhill, substantially in the form attached hereto as Exhibit 6.12, as to the authenticity and effectiveness of the actions of the Board of Directors of Kirkhill authorizing the sale of the Shares and the other transactions contemplated by this Agreement, and the other Operative Documents to which Kirkhill is a party, and such other documents as are reasonably specified by counsel to Esterline.

      6.13  Compliance With Laws

      The consummation of the transactions contemplated by this Agreement shall be legally permitted by all laws and regulations to which Esterline is subject.

      6.14  Legal Proceedings

      No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

      6.15  Employment Agreements

      Employment Agreements, substantially in the form attached hereto as
Exhibit 6.15 shall have been executed and delivered by Kirkhill, Esterline and each of Edward Corwin, Donald W. Finefrock, Rick Green, Larry Griffeth, Brad Halderman, Walter Hall, Harvey Hefley, Patrick Kelly, Clyde McClour, Dell McCune, Larry Pierce, Sandra Sankey and Harry Spillane.

      6.16  Delivery of Certificates

      The ESOP shall deliver to Esterline at Closing certificates representing the Shares, duly endorsed for transfer on Kirkhill's books.

      6.17  Fairness Opinion

      The ESOP shall have received an opinion, as of the Closing Date, of Duff & Phelps, LLC, financial advisor to the ESOP, substantially to the effect that
(a) the sale of the shares held by the ESOP will be made for adequate consideration (within the meaning of Section 3(18) of ERISA) and (b) the transactions contemplated by this Agreement are fair, from a financial point of view, to the ESOP, and Esterline shall have received a copy of such opinion, unless the dissemination of such a copy would violate the terms of any applicable agreement.

      6.18  Other Matters

      Determination of the post-closing treatment of the ESOP shall have been resolved in accordance with the Kirkhill ESOP Transition Plan attached as
Exhibit 6.18 hereto in a manner satisfactory to Esterline and Kirkhill.

                     ARTICLE VII - CONDITIONS PRECEDENT TO
                     OBLIGATIONS OF KIRKHILL AND THE ESOP

      The obligations of Kirkhill and the ESOP to perform and observe the covenants, agreements and conditions hereof to be performed and observed by each of them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Kirkhill and the ESOP.

      7.1   Accuracy of Representations and Warranties

      Each of the representations and warranties of Esterline shall be true and correct as of the date hereof and at and as of the Closing Date as though made on that date; except that to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

      7.2   Performance of Agreements

      Esterline shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

      7.3   ESOP Approval

      The Trustee and the ESOP's Administrative Committee (as defined in the ESOP plan document), on behalf of the ESOP and the participants in the ESOP, shall have duly and validly approved the sale of the Shares and the execution, delivery and performance by the ESOP of this Agreement and the other Operative Documents to which the ESOP is a party in accordance with all applicable laws.

      7.4   Officers' Certificate

      Kirkhill shall have received a certificate of an officer of Esterline, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.4, certifying that the conditions in Sections 7.1 and 7.2 have been fulfilled.

      7.5   Legal Proceedings

      No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

      7.6   Approvals and Consents

      All transfer of permits or licenses and approvals, applications or notices to public agencies, federal, state, local or foreign, required to be obtained by Esterline for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law shall have passed. The parties shall have obtained, and the parties shall have received notification of the expiration or early termination of the waiting period under the HSR Act.

      7.7   Compliance With Laws

      The consummation of the transactions contemplated by this Agreement shall be legally permitted by all laws and regulations to which Kirkhill and the ESOP are subject.

      7.8   Fairness Opinion

      The ESOP shall have received an opinion, as of the Closing Date, of Duff & Phelps, LLC, financial advisor to the ESOP, substantially to the effect that
(a) the sale of the shares held by the ESOP will be made for adequate consideration (within the meaning of Section 3(18) of ERISA) and (b) the transactions contemplated by this Agreement are fair, from a financial point of view, to the ESOP.

      7.9   Opinion of Counsel for Esterline

      Kirkhill and the ESOP shall have received the opinion of Perkins Coie LLP, counsel for Esterline, dated the Closing Date, in substantially the same form attached hereto as Exhibit 7.9.

                            ARTICLE VIII - COVENANTS

      Between the date of this Agreement and the time of Closing or August 31, 1998, whichever is earlier, the parties covenant and agree as set forth in this
Article VIII.

      8.1   Conduct of Business by Kirkhill Pending the Closing

      Unless Esterline shall otherwise agree in writing, the business of Kirkhill shall be conducted by the directors and officers in a manner consistent with past practice and in accordance with applicable law; and Kirkhill shall use its reasonable best efforts to preserve substantially intact the business organization of Kirkhill, to keep available the services of the current directors, officers, employees and consultants of

Kirkhill and to preserve the current relationships of Kirkhill with customers, suppliers and other Persons with which Kirkhill has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, Kirkhill shall not, between the date of this Agreement and the time of Closing, or thirty days from the date of this Agreement, if earlier, directly or indirectly do, or propose to do, any of the following without giving Esterline prior written notice thereof and receiving Esterline's prior written consent:

            (a)   amend or otherwise change its Articles of Incorporation;

            (b) except as disclosed on Schedule 8.1(b) to the Disclosure Memorandum, issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of Kirkhill, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Kirkhill, or (ii) any assets of Kirkhill;

            (c) except for annual distributions to the ESOP in accordance with the terms thereof, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except as may be required pursuant to the ESOP;

            (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof, or acquire directly or indirectly any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice which loans shall be on terms and conditions satisfactory to Esterline and repaid in full at or prior to the Closing; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure that is in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $250,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

            (f) except for transactions in the ordinary course of business or the payment of mid-year bonus to executive officers and others listed on
Schedule 8.1(f) to the Disclosure Memorandum in accordance with existing incentive plans (notwithstanding that the timing of such payments will not be made consistently with past practice), enter into any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with existing agreements or past practices for employees of Kirkhill who are not officers of Kirkhill, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Kirkhill, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

            (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

            (h) make any tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign income tax liability;

            (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

            (j) take any action that would or is reasonably likely to result in any of the representations and warranties of Kirkhill or the ESOP set forth in this Agreement being untrue, or in any covenant of Kirkhill or the ESOP set forth in this Agreement being breached, or in any of the conditions to the sale of the Shares specified in Article VI not being satisfied;

            (k)   enter into any equipment lease; or

            (l) take or agree to take any action specified in Section 3.7, or enter into any other material transaction other than those specified above, or agree to do any of the foregoing.

      8.2   Access to Information; Confidentiality

      From the date hereof to the time of Closing, Kirkhill shall continue to, and shall cause its representatives to continue to, afford Esterline and its representatives complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Kirkhill and shall furnish Esterline with all financial, operating and other data and information as Esterline may reasonably request and as such access is necessary to the consummation of the transactions contemplated hereby. From the date hereof until the time of Closing, Kirkhill shall provide Esterline with monthly and other financial statements of Kirkhill as they become available internally at Kirkhill, all of which financial statements shall be prepared in conformity with GAAP and shall fairly present the financial position and results of operations of Kirkhill as of the dates and for the periods therein specified.

      Except as required by law, or necessary to carry the transactions contemplated hereby, all information or documents furnished in connection with such transaction and this Agreement by any party shall by kept confidential by the party or parties to whom furnished at all times prior to the Closing, and in the event such transactions are not consummated, each such party shall promptly return to the other all documents furnished hereunder and shall continue to keep confidential all information furnished hereunder and shall not thereafter use the same for its advantage; provided, however, that any such obligation to keep information confidential shall not apply to any information that (a) becomes or has become available to such party from other sources not known by such party to be bound by a confidentiality agreement, (b) is disclosed with the prior written approval of the party to which such information pertains, or (c) is or becomes readily ascertainable from published information or trade sources.

      8.3   Exclusivity

      Kirkhill and the ESOP shall not, directly or indirectly, through any officer, director, agent, investment banker, attorney or otherwise, solicit, initiate or encourage the submission of any proposal, offer, inquiry or contact from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, Kirkhill or any business combination with Kirkhill, or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person, to do or seek any of the foregoing. Kirkhill and the ESOP immediately shall cease and cause to be terminated with no obligation, financial or otherwise, on the part of Kirkhill or the ESOP, all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Kirkhill and the ESOP shall notify Esterline promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Esterline, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Kirkhill agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Kirkhill is a party.

      8.4   Notification of Certain Matters

      Kirkhill shall give prompt written notice to Esterline, and Esterline shall give prompt written notice to Kirkhill, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to (i) cause any representation or warranty of Kirkhill or Esterline, respectively, contained in this Agreement to be materially untrue or inaccurate or (ii) result in the material failure to satisfy a closing condition in
Article VI; (b) any material failure of Kirkhill or Esterline, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (c) any written communication from any third parties alleging that the consent of such party may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      8.5   Further Action; Reasonable Best Efforts

      Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the other party with respect to such filings and submissions; and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Shares to Esterline. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its reasonable best efforts to take all such action. None of Esterline, Kirkhill and the ESOP will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

      8.6   Publicity

      None of the parties hereto shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law or any listing or other agreement with any public securities trading exchange or market to which Esterline is a party and after providing written notice to the other parties of such required disclosure.

      8.7   Offer by Esterline

      Concurrently with the execution of this Agreement, Esterline shall commence an offer (the "Offer") to purchase any and all outstanding shares of Common Stock, including the Shares, at the Purchase Price by delivering or mailing offer documents in substantially the form attached hereto as
Exhibit 8.7 to each shareholder of Kirkhill, including the ESOP. Esterline shall keep the Offer open for a period of at least thirty days and shall extend Offer for up to three successive thirty-day periods. The ESOP hereby agrees to tender the Shares to Esterline immediately upon the commencement of the Offer. Kirkhill shall cooperate with Esterline and use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable to assist Esterline in the purchase of the shares of Common Stock of the remaining Kirkhill shareholders. Esterline agrees that it will not pay consideration unequally per share to any shareholder of Kirkhill in the Offer.

      8.8   Employment and Compensation

      Esterline agrees that for one year following execution of this Agreement, Kirkhill's existing terms and conditions of employment, wages and salary rates, and fringe benefits will continue, provided, however, that:

            (a) the Employment Agreements referenced in Section 6.15 shall govern the employment relationship with the individuals named in Section 6.15;

            (b)   all other Kirkhill employees shall be employed at will;

            (c) Esterline may increase wages, salaries or benefits, or may change the form in which they are provided or paid with ten business days' advance written notice to employees; and

            (d) the requirements of this Section 8.8 shall not apply to the ESOP (or the benefits provided thereunder), which shall instead be determined as set forth in the memorandum attached as Exhibit 6.18 hereto.

                    ARTICLE IX - TERMINATION, AMENDMENT AND
                                     WAIVER

      9.1   Termination

      The parties agree that time is of the essence of this Agreement. This Agreement may be terminated at any time prior to Closing:

            (a) by mutual written consent of Kirkhill, Esterline and the ESOP;

            (b) by any of Kirkhill, Esterline, or the ESOP if the other party shall have breached their representations, warranties or agreements hereunder;

            (c) by either Kirkhill, Esterline or the ESOP if the Closing has not occurred by August 31, 1998; provided, however, that the right to terminate this Agreement under this subsection (c) shall not be available to any party
(i) if all conditions to Closing other than those set forth in Sections 6.11 and 7.6 with respect to the HSR Act have been satisfied or (ii) if that party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (d) by either Kirkhill, Esterline or the ESOP if there shall be any law or regulation that makes consummation of the sale of the Shares by the ESOP to Esterline illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Esterline or Kirkhill from consummating the sale of the Shares by the ESOP to Esterline is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (d) shall have used all reasonable efforts to remove such judgment, injunction, order or decree.

      9.2   Effect of Termination

      In the event of the termination of this Agreement pursuant to
Section 9.1, there shall be no further obligation on the part of any party hereto, except that the confidentiality obligations under Section 8.2 and
Section 10.2 shall survive any such termination and nothing herein shall relieve any party from liability for any breach hereof. In the event of the termination of this Agreement pursuant to this Article IX, Kirkhill shall retain the $50,000 paid by Esterline concurrently with execution of the Letter of Intent dated February 3, 1998.

      9.3   Amendment

      Esterline, Kirkhill and the ESOP may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

      9.4   Waiver

      At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

                              ARTICLE X - GENERAL

      10.1  Survival

      All representations and warranties contained in this Agreement or the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall terminate immediately after Closing. The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

      10.2  Expenses

      Whether or not the transactions contemplated by this Agreement are consummated, each party shall each pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, however, that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action. To the extent permissible under the ESOP plan documents, ERISA and other applicable law, Kirkhill shall pay any fees or expenses of the ESOP related to the transactions contemplated by this Agreement, including, but not limited to, fees and expenses, whether incurred by legal or financial advisors or otherwise, related to valuation of the Common Stock.

      10.3  Notices

      Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be three days from the date it is sent by the addressor with charges prepaid so long as it is in fact received within five days, or when successful transmission is confirmed if sent by facsimile, or when personally delivered.

            TO ESTERLINE:

            Esterline Technologies Corporation
            10800 NE 8th Street
            Bellevue, WA 98004
            Facsimile:  (425) 453-2916
            Attention:  R. W. Stevenson
            with a copy to:

            Perkins Coie LLP
            1201 Third Avenue, 40th Floor
            Seattle, WA  98101-3099
            Facsimile:  (206) 583-8500
            Attention:  Andrew Bor, Esq.

            TO KIRKHILL:

            Kirkhill Rubber Company
            300 East Cypress Street
            Brea, CA 92821
            Facsimile:  (714) 529-6715
            Attention:  Donald W. Finefrock

            with a copy to:

            Alan R. Talt
            Law Offices of Alan R. Talt
            790 E. Colorado Boulevard
            Suite 710
            Pasadena, CA  91101
            Facsimile:  (626) 356-0731

            TO THE ESOP:

            Kirkhill Rubber Company
            Employee Stock Ownership and Savings Plan
            300 East Cypress Street
            Brea, CA 92821
            Facsimile:  (714) 529-6715
            Attention:  Trustee

            with a copy to:

            Ludwig Goldberg & Krenzel
            50 California Street
            Thirty-Sixth Floor
            San Francisco, CA  94111
            Facsimile:  (415) 433-6496
            Attention:  Ronald L. Ludwig


      10.4  Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      10.5  Entire Agreement

      This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, but not limited to, the Letter of Intent, dated February 3, 1998 between Esterline and Kirkhill.

      10.6  Assignment

      This Agreement shall not be assigned by operation of law or otherwise, except that Esterline may assign all or any of its rights and obligations hereunder to any of its affiliates. In the event of any such permitted assignment, Esterline shall guarantee the performance of such obligations by such assignee.

      10.7  Parties in Interest

      This Agreement shall be binding upon and inure solely to the benefit of each party hereto, each such party's successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person

(other than the shareholders of Kirkhill) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. There are no intended or incidental third-party beneficiaries to this Agreement (other than the shareholders of Kirkhill) and no Person (other than the shareholders of Kirkhill) not a party hereto shall have any rights under this Agreement.

      10.8  Specific Performance

      The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      10.9  Consequential Damages

      Neither party shall be liable to the other for any special, indirect, incidental or consequential damages resulting from any breach of this Agreement other than a breach of Section 8.2.

      10.10 Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the state of California applicable to contracts executed in and to be performed in that state.

      10.11 Entire Understanding

      The terms set forth in this Agreement (including Exhibits) and the other Operative Documents are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any additional terms.

      10.12 Headings

      The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.13 Counterparts

      This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                   ESTERLINE TECHNOLOGIES CORPORATION



                                   By  /s/ Robert W. Cremin
                                      -----------------------------------------
                                                  Robert W. Cremin
                                      Its President and Chief Operating Officer


                                   KIRKHILL RUBBER COMPANY



                                   By  /s/ Donald W. Finefrock
                                      -----------------------------------------
                                                 Donald W. Finefrock
                                      Its Chairman and Chief Executive Officer


                                   KIRKHILL RUBBER COMPANY
                                   EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN


                                   By  /s/ Donald W. Finefrock
                                      -----------------------------------------
                                            Donald W. Finefrock, Trustee